UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 27, 2018

MONITRONICS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Texas	333-110025	74-2719343
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1990 Wittington Place

Farmers Branch, Texas 75234

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 628-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously reported, on August 27, 2018, holders purporting to own approximately 68% of Ascent Capital Group Inc.’s (“Ascent”) 4.00% Convertible Senior Notes due 2020 (the “Notes”) filed a complaint in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers.  As previously reported, on September 5, 2018, holders purporting to own approximately 69% of the Notes filed an amended complaint in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers, and a motion for a preliminary injunction seeking to prevent Ascent from consummating the exchange offer related to the 9.125% Senior Notes due 2020 (the “MONI Senior Notes”) of Monitronics International, Inc. (“MONI”) announced by Ascent and MONI on August 30, 2018 (which exchange offer was terminated by Ascent and MONI on September 25, 2018).

On October 1, 2018, holders purporting to own approximately 78% of the Notes filed a second amended complaint in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers, and an amended motion for a preliminary injunction seeking to prevent Ascent from consummating the transactions announced by Ascent and MONI on September 25, 2018 (the “September 25th Transactions”).

On October 22, 2018, the Court of Chancery of the State of Delaware entered a Third Scheduling Order Governing Plaintiffs’ Motion for a Preliminary Injunction (the “Scheduling Order”). The Scheduling Order provides, among other things, that the preliminary injunction hearing will be held on December 5, 2018. On November 2, 2018, holders purporting to own approximately 53% of the Notes (the “Plaintiffs”) filed a third amended complaint (the “Third Amended Complaint”) in the Court of Chancery of the State of Delaware against Ascent and each of its directors and executive officers. The Third Amended Complaint alleges that Ascent’s participation in the transactions announced by Ascent and MONI on October 30, 2018 (the “October 30th Transactions”) would be detrimental to Ascent and, if consummated, would result in Ascent becoming insolvent. The Third Amended Complaint further alleges that the October 30th Transactions would (i) result in a breach of Ascent’s directors’ fiduciary duties to Ascent and (ii) constitute a constructive or intentional fraudulent transfer by using assets of Ascent necessary for the repayment of the Notes for other purposes. The Third Amended Complaint seeks (i) injunctive relief to prevent Ascent from engaging in the October 30th Transactions, which would allegedly dissipate Ascent’s assets, and (ii) a declaratory judgment that approval of the October 30th Transactions constitutes a breach of fiduciary duty by Ascent’s directors and that consummation of the October 30th Transactions would constitute a fraudulent transfer by Ascent. Also on November 2, 2018, the Plaintiffs filed an amended motion for a preliminary injunction seeking to prevent Ascent from consummating the October 30th Transactions.

The Third Amended Complaint could be amended, or similar claims could be brought, challenging the October 30th Transactions, and we cannot assure you that such claims will be unsuccessful or will not have a material effect on any such October 30th Transactions.  Ascent believes that the claims in the Third Amended Complaint are meritless, and Ascent intends to vigorously defend against this action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2018

MONITRONICS INTERNATIONAL, INC.

By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President and Secretary